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Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

January 12, 2005

Refco Group Ltd., LLC
Refco Finance Inc.
The Subsidiary Guarantors listed on Schedule A hereto
    One World Financial Center
    200 Liberty Street, Tower A
    New York, New York 10281

Ladies and Gentlemen:

        We have acted as counsel to Refco Group Ltd., LLC, a Delaware limited liability company (the "Company"), and Refco Finance Inc., a Delaware corporation ("Refco Finance" and together with the Company, the "Issuers"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration No. 333-119701 (as amended, the "Registration Statement"), with respect to $600,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Notes") of the Issuers to be issued under an Indenture, dated as of August 5, 2004 (including all amendments or supplements thereto, the "Indenture"), among the Issuers, certain guarantors named therein and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The Notes will be unconditionally guaranteed on a senior basis by each of the Subsidiary Guarantors listed on Schedule A hereto (the "Subsidiary Guarantors") pursuant to guarantees contained in the Indenture (the "Subsidiary Guarantees").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note set forth in the Indenture and such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Subsidiary Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Subsidiary Guarantors. In addition, we have assumed that the Notes will be executed and delivered substantially in the form examined by us.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1.     The execution, delivery and performance of the Notes by the Issuers have been duly authorized by all necessary corporate or limited liability company action on the part of the Issuers and, when duly and validly executed by the Issuers, authenticated by the Trustee in accordance with the terms of the Indenture and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of each of the Issuers, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        2.     The execution, delivery and performance of the Subsidiary Guarantees have been duly authorized by all necessary limited liability company action on the part of the Subsidiary Guarantors and, when the Notes relating to such Subsidiary Guarantees have been duly and validly executed by the Issuers, authenticated by the Trustee in accordance with the terms of the Indenture and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of each of the Subsidiary Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

                      Very truly yours,
                      /s/ Weil, Gotshal & Manges, LLP

Schedule A

BERSEC INTERNATIONAL LLC
KROECK & ASSOCIATES LLC
LIND-WALDOCK SECURITIES, LLC
MARKET EDUCATIONAL INSTITUTE, LLC
MARSHALL METALS, LLC
REFCO ADMINISTRATION, LLC
REFCO CAPITAL HOLDINGS, LLC
REFCO CAPITAL MANAGEMENT, LLC
REFCO CAPITAL TRADING LLC
REFCO CAPITAL LLC
REFCO F/X ASSOCIATES, LLC
REFCO FINANCIAL, LLC
REFCO FIXED ASSETS MANAGEMENT, LLC
REFCO GLOBAL CAPITAL MANAGEMENT LLC
REFCO GLOBAL FUTURES, LLC
REFCO GLOBAL HOLDINGS, LLC
REFCO INFORMATION SERVICES, LLC
REFCO MANAGED FUTURES, LLC
REFCO MORTGAGE SECURITIES, LLC
REFCO REGULATED COMPANIES, LLC
SUMMIT MANAGEMENT, (NEWCO) LLC
WESTMINSTER-REFCO MANAGEMENT LLC

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  Exhibit 5.1
Schedule A